UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 6, 2012

TearLab Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7360 Carroll Road, Suite 200
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

We held our Annual Meeting of Stockholders on June 6, 2012 to consider and vote on the matters listed below. The proposals are described in detail in the Proxy Statement filed with the Securities and Exchange Commission on April 27, 2012. The final voting results from the meeting are set forth below.

Proposal 1: Election of Directors

Based on the following votes, the individuals named below were each elected to serve as our directors until our next annual meeting of stockholders.

Name	Votes For	Votes Withheld	Broker Non-Votes
Elias Vamvakas	9,958,900	8,460	5,603,268
Anthony E. Altig	9,962,396	4,964	5,603,268
Thomas N. Davidson, Jr.	8,396,323	1,571,037	5,603,268
Adrienne L. Graves	8,450,856	1,516,504	5,603,268
Paul M. Karpecki	9,962,900	4,460	5,603,268
Richard L. Lindstrom	9,908,823	58,537	5,603,268
Donald Rindell	9,774,861	192,499	5,603,268
Brock Wright	9,908,823	58,537	5,603,268

Proposal 2: Approval Amendment and Restatement of the Company’s 2002 Stock Incentive Plan

The amendment and restatement of the Company’s 2002 Stock Incentive Plan, or the Incentive Plan, increases the number of shares reserved for issuance under the Incentive Plan by 1,000,000 shares, permits the granting of restricted stock and restricted stock units; changes the name of the plan from the Option Plan to the Incentive Plan; extends the term of the Incentive Plan with respect to granting incentive stock options for 10 years from the date hereof; authorizes the granting of awards under the plan which would comply with the performance-based compensation requirements of Section 162(m) of the U.S. tax Code; and makes certain other amendments to update the Incentive Plan.

The results of the voting included 6,966,648 votes for, 1,307,642 votes against, 1,693,070 votes abstained, and 5,603,268 non-votes. The amendment was approved.

Proposal 3: Ratification of Selection of Independent Auditors

The results of the voting included 12,983,870 votes for, 8,961 votes against, and 2,577,797 votes abstained. The appointment was ratified.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.01	2002 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ William G. Dumencu
William G. Dumencu Chief Financial Officer

Date:  June 6, 2012